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                                                                     EXHIBIT 2.2

                                 McCarthy & Co.
                                    Suite 450
                             1125 South 103rd Street
                              Omaha, Nebraska 68124

May 8, 2002

Mr. John P. Wilmers
President
Ballantyne of Omaha, Inc.
4350 McKinley Street
Omaha, Nebraska 68112

Dear John:

     By this letter agreement ("Agreement"), Ballantyne of Omaha, Inc. (the "Company") retains McCarthy & Co. ("McCarthy") as its exclusive financial advisor, upon the terms and subject to the conditions set forth herein, in connection with a review of strategic alternatives (the "Review") generally described as an analysis of the spectrum of alternatives available to maximize shareholder value. This Agreement confirms the understanding between the Company and McCarthy with respect to the services McCarthy will provide and confirms the parties' understanding concerning fees and expenses, indemnification obligations and other matters. The appointment of McCarthy is exclusive and is for a period of twelve (12) months commencing on the date of acceptance of this Agreement by the Company, subject to (i) extension by written agreement of the Company and McCarthy and (ii) termination pursuant to Section 7 hereof.

1. FINANCIAL ADVISORY SERVICES PROVIDED. As the Company's financial advisor in connection with the Review, McCarthy will assist the Company in such activities as the Company reasonably may require or request, including, but not limited to:

     a) developing a spectrum of alternatives to maximize shareholder value;
     b) providing analysis of each alternative;
     c) assessing the implementation viability of each alternative;
     d) preparing and presenting periodic reports to the Company's board of directors (the "Board");
     e) marketing the Company in connection with a Transaction (as defined on the attached Schedule I ) or other alternative the Company has elected to pursue;
     f) working with the Company and its other professionals in structuring the key provisions of a Transaction or other alternative the Company has elected to pursue;
     g) managing the process for effectuating a Transaction or other alternative the Company has elected to pursue including, without limitation, managing and conducting the sale/auction process and managing the due diligence/data room;
     h) if requested, negotiating with the applicable parties in a Transaction or other alternative the Company has elected to pursue and

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     i) taking such other steps necessary in order to complete a Transaction or other alternative the Company has elected to pursue.

2. COMPENSATION. The above-described financial advisory services will be provided without charge to the Company. However, in the event a Transaction is consummated, the Company agrees to pay McCarthy a cash fee in an amount equal to 3% of the aggregate Consideration (as defined on the attached
     Schedule I) paid in the Transaction. In the event, and only in the event, that a Transaction is consummated, such payment shall be paid to McCarthy concurrently therewith.

3. OUT OF POCKET EXPENSES. During the period that McCarthy serves as the financial advisor hereunder, the Company agrees to reimburse McCarthy for reasonable and necessary expenses as incurred, including travel costs, document production and other similar expenses up to a maximum amount not exceeding $20,000. If an expense is in excess of $1,000, then McCarthy will obtain the approval of the Company prior to incurring such expense.

4. INDEMNIFICATION. The Company and McCarthy agree to the provisions with respect to the Company's indemnity of McCarthy and other matters set forth in Schedule II, the terms and conditions of which (i) are incorporated herein in their entirety and (ii) form an integral part of this Agreement.

5. COOPERATION. Subject to Section 6 hereof, the Company agrees to furnish, or cause to be furnished, to McCarthy such information and data relating to the Company and the Review that is within its control and not subject to contractual or legal restrictions as to the disclosure of such material, as McCarthy determines is reasonably appropriate, and agrees to provide McCarthy with reasonable access to the Company's officers, directors, employees, consultants, counsel, and independent accountants. The Company agrees to inform McCarthy promptly of any material developments that concern or affect the Company or the Review.

          The Company acknowledges that McCarthy will rely upon the completeness and accuracy of the information furnished to it pursuant to this Section 5 without undertaking independent verification and that McCarthy does not assume responsibility for the completeness or accuracy of such information. The Company agrees to retain its own legal counsel and accountants for any necessary legal, tax and accounting advice.

6. CONFIDENTIALITY. Except to the extent authorized by the Company in writing or required by any federal or state law, rule or regulation or any decision or order of any court or regulatory authority, McCarthy will use its best efforts not to disclose non-public information ("Confidential Information") pertaining to the Company or its subsidiaries to any person, other than to any officer, director, employee, agent, attorney, accountant or employee of McCarthy who needs to know the Confidential Information in connection with the performance of McCarthy's services under this Agreement, provided that each person who is provided with Confidential Information shall be informed by McCarthy of its confidential nature and shall agree to be bound by the terms and conditions of this Section 6 to the same extent as if an original signatory hereto. In the event that

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     McCarthy or any person who has received Confidential Information from
     McCarthy becomes required by law or compelled by legal process to disclose any such information, McCarthy shall provide the Company with prompt prior written notice of such requirement so that the Company may seek a protective order (or other appropriate remedy) or waive compliance with this Section 6.

          Information provided to McCarthy by the Company shall not be deemed to be Confidential Information if such information (i) is or becomes generally available to the public, other than as a result of a breach of this Agreement by McCarthy or any person to whom McCarthy has disclosed such information; (ii) is lawfully obtained by McCarthy from a third party, provided that the third party is not, to McCarthy's knowledge after making due inquiry, bound by a nondisclosure agreement or other confidentiality restriction with respect to such information or (iii) is documented by McCarthy as having been acquired or developed independently by McCarthy without violating any of its obligations under this Agreement; provided, however, that such information shall not in any manner be used in violation of any state or federal securities law.

          The Company has outstanding publicly-held securities, and the Confidential Information contains material non-public information. McCarthy acknowledges that it is (i) aware that the United States securities laws prohibit any person in possession of material non-public information about a company from purchasing or selling securities of such company, and from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person may purchase or sell such securities and (ii) represented by counsel who is familiar with the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, and McCarthy agrees that it will neither use nor permit any third party to use any Confidential Information in violation of the Exchange Act or rules or regulations thereunder, including, without limitation, Rules 10b-5 and 14e-3.

          McCarthy agrees that money damages would not be a sufficient remedy for any breach of this Section 6 by it or any person to whom McCarthy has disclosed Confidential Information, and that, in addition to all other remedies, the Company shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach without proof of damages. McCarthy further agrees to waive, and to use its best efforts to cause each person to whom McCarthy has disclosed Confidential Information to waive, any requirements for securing or posting of any bond in connection with such remedy.

          McCarthy hereby acknowledges and confirms that the Company is not making any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information and other information supplied by the Company, and that neither the Company nor any of its officers, directors, employees, stockholders, owners, affiliates, agents or representatives will have any liability to McCarthy or to any other person resulting from the use by McCarthy or any other person of the Confidential Information or other information supplied by the Company.

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          This Agreement in no way alters, cancels, or modifies the
     Confidentiality Agreement dated March 26, 2002 by and between the Company and BalCo Holdings, LLC ("BalCo").

          Any advice provided to the Company by McCarthy pursuant to this Agreement is solely for the information and assistance of the Board and executive management of the Company. Except to the extent (i) authorized by McCarthy in writing; (ii) required by any federal or state law, rule or regulation or any decision or order of any court or regulatory authority or
     (iii) based upon a good faith determination by the Board that disclosure is required in order to enable it to fulfill its fiduciary duties, the Company will use its best efforts not to disclose any advice provided by McCarthy hereunder or the terms and conditions of this Agreement, to any person, other than to any officer, director, employee, agent, attorney, accountant or employee of the Company who needs to know of such advice or this Agreement in connection with the services provided by McCarthy under this Agreement. In the event that the Company shall elect to make disclosure covered by this paragraph, the Company shall provide McCarthy with prior written notice and a copy of such disclosure.

7. TERMINATION. Either the Company or McCarthy may terminate this Agreement at any time by giving thirty (30) days written notice to the other.

8. THIRD PARTY BENEFICIARY. The Company agrees that McCarthy has been retained to act solely as financial advisor to the Company, as set forth above, and not as an advisor to or agent of any other person, and that the Company's engagement of McCarthy is not intended to confer rights upon any person not a party hereto (including stockholders, employees or creditors of the Company) as against McCarthy or its affiliates, or their respective directors, officers, employees or agents. The Company further agrees that under no circumstances shall the execution of this Agreement or any act of McCarthy hereunder commit or be deemed a commitment by McCarthy (or any affiliate) to provide or arrange any bank financing or other debt or equity financing for any transaction or to purchase any security in connection therewith. It is specifically understood that the Board will base its decisions regarding whether and how to pursue the Transaction after considering all factors it deems relevant including the advice of McCarthy and the Company's legal, tax and other business advisors, and such other factors which it considers appropriate. McCarthy, as an independent contractor under this Agreement, shall not assume the responsibilities of a fiduciary to the Company or its stockholders in connection with the performance of McCarthy's services hereunder, and any duties arising out of its engagement shall be owed solely to the Company. McCarthy, as an independent contractor under this Agreement, shall have no right to bind the Company in any manner. The rights and obligations the Company may have to McCarthy or McCarthy's affiliates under any credit or other agreement, if any, are separate from the Company's rights and obligations under this Agreement and will not be affected by McCarthy's services hereunder. The rights and obligations McCarthy or its affiliates may have to the Company under any credit or other agreement, if any, are separate from McCarthy's rights and obligations under this Agreement and will not be affected by this Agreement.

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9.   ADDITIONAL AGREEMENTS. The parties hereto acknowledge that BalCo, an affiliate of McCarthy, owns a number of shares of Common Stock of the Company. The parties also acknowledge that BalCo has previously expressed a desire to enter into discussions with the Company concerning the possible acquisition of additional shares of Common Stock, including all of the shares of Common Stock, of the Company. The parties agree that simultaneous with the execution of this Agreement, McCarthy will cause BalCo to enter into such agreements with the Company so to provide that, under certain circumstances, neither BalCo, nor any of its affiliates will be a purchaser of the stock of the Company during the term of this Agreement.

10. GOVERNING LAW. This Agreement is governed by the laws of the State of Nebraska, without regard to principles of conflicts of laws. The parties hereby submit to the jurisdiction of, and waive any venue objections against, the United States District Court for the District of Nebraska and the trial courts of the State of Nebraska and consent to the personal jurisdiction of such courts for the purposes of this Agreement.

11. SURVIVAL; BINDING; ASSIGNMENT. Following the expiration or termination of this Agreement by the Company, the terms and conditions of (i) Section 2 shall survive and continue to be applicable to any Transaction consummated by the Company within one (1) year following the expiration or termination of this Agreement; (ii) Section 3 shall survive to the extent of any unpaid expenses which accrued prior to the expiration or termination of this Agreement; (iii) Section 4 shall survive for the period specified in
     Schedule II and (iv) Sections 6, 11 and 12 shall survive indefinitely. Following the termination of this Agreement by McCarthy, the terms and conditions of (i) Section 4 shall survive for the period specified in
     Schedule II and (ii) Sections 6, 11 and 12 shall survive indefinitely. This Agreement shall be binding upon and inure to the benefit of the Company, McCarthy, the Indemnified Person(s) (as defined on the attached Schedule
     II) and their respective permitted successors and assigns. This Agreement may not be assigned without the prior written consent of the other party to this Agreement.

12. ENTIRE AGREEMENT; AMENDMENTS; PRIOR AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. All prior agreements, whether written or oral, are merged herein and shall be of no force or effect. This Agreement may be amended by an agreement in writing signed by McCarthy and the Company.

13. NOTICES. All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or on the third (3rd) calendar day after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, to the addresses hereinabove first mentioned or to such other address as any party hereto shall designate to the other for such purpose.

14. MISCELLANEOUS. Any determination that any provision of this Agreement may be or is unenforceable shall not affect the enforceability of the remaining provisions of this Agreement. The section headings in this Agreement are for convenience of reference and are not to be deemed to be a part of this Agreement. This Agreement may be executed

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     simultaneously in two (2) counterparts, each of which shall be deemed to be an original but both of which shall constitute one and the same instrument.

          If the terms set forth in this Agreement are acceptable to you, please sign and date the enclosed copy of this letter and return it to McCarthy.

                                            McCarthy & Co.


                                            By: /s/Dana C. Bradford
                                               --------------------------------
                                                Dana C. Bradford, Partner

Agreed and Accepted as of
this 8th day of May 2002.

Ballantyne of Omaha, Inc.


By:  /s/John P. Wilmers
    ------------------------------
    John P. Wilmers, President

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                                   SCHEDULE I

DEFINITION OF TRANSACTION

For purposes hereof, the term "Transaction" shall mean, whether in one or a series of transactions, (a) any merger, consolidation, joint venture or other business combination; (b) the acquisition by a purchaser, directly or indirectly, of all or substantially all of the capital stock of the Company; and
(c) the acquisition by a purchaser, directly or indirectly, of all or substantially all of assets, properties and/or businesses of the Company, by way of a direct or indirect purchase, lease, license, exchange, joint venture or other means. Excluded from the term Transaction are the (i) sale or other disposition of Xenotech Rental Corporation and (ii) mortgaging or other financing, or sale or other disposition of the Company's real property (including, without limitation, all structures and fixtures located thereon and all improvements thereto) located at 4350 McKinley Street, Omaha, Nebraska.

DEFINITION OF CONSIDERATION

The term "Consideration" shall mean the total amount of cash and the fair market value of other property paid or payable (including amounts paid into escrow) to the Company and its shareholders in connection with the Transaction, including amounts paid or payable in respect of options or similar rights, whether or not vested, plus, without duplication, the amount of all indebtedness for borrowed money of the Company (including capitalized leases) outstanding immediately prior to consummation of the Transaction. Consideration shall also include, without duplication, the aggregate amount of any cash dividends or other distributions that are outside of the ordinary course and are declared by the Company after the date hereof, amounts paid by the Company to repurchase any of its securities outstanding on the date hereof and, in the case of a sale of assets, the net value of any working capital of the Company (other than cash) not acquired by the purchaser. Under no circumstances shall Consideration include any amount payable to BalCo and/or its affiliates (in its or their capacity as shareholder(s) of the Company), but not to the other shareholders of the Company. Any dispute as to the fair market value of any asset or other property shall be resolved by the entity which shall render the fairness opinion in connection with the Transaction.

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                                   SCHEDULE II

                            INDEMNIFICATION AGREEMENT

The Company agrees to indemnify McCarthy, any controlling person of McCarthy and each of their respective directors, officers, employees, agents, affiliates and representatives (each, an "Indemnified Party") and hold each of them harmless against any and all losses, claims, damages, expenses, liabilities, joint or several (collectively, "Liabilities") to which the Indemnified Parties may become liable, directly or indirectly, arising out of, or relating to, the Agreement to which this Schedule II is attached (the "Agreement"), unless it is finally judicially determined that the Liabilities resulted from the negligence or misconduct of any Indemnified Party. Notwithstanding the foregoing, the Company shall have no obligation under this Schedule II or the Agreement to any Indemnified Party with respect to any claim arising out of, or relating to, such Indemnified Party's status as, or relation to, a shareholder of the Company. The Company further agrees to reimburse each Indemnified Party immediately upon request for all expenses (including reasonable attorneys' fees and expenses) as they are incurred in connection with the investigation of, preparation for, defense of, or providing evidence in, any action, claim, suit, proceeding or investigation, directly or indirectly, arising out of, or relating to, the Agreement or McCarthy's services thereunder, unless it is finally judicially determined that such liability results from the negligence or misconduct of such Indemnified Party. Moreover, in no event, regardless of the legal theory advanced, shall any Indemnified Party be liable to the Company or any person asserting claims on behalf of or in the right of the Company for any consequential, indirect, incidental or special damages of any nature. In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company or any affiliate of the Company, in which such Indemnified Party is not named as a defendant, the Company agrees to reimburse McCarthy for all reasonable expenses incurred by it in connection with such Indemnified Party's appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of its legal counsel.

The Company shall maintain, control and lead any indemnification proceedings. NOTWITHSTANDING THE FOREGOING, the Company shall not, without McCarthy's prior written consent, settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any claim, action, suit, proceeding or investigation in respect of which indemnification is sought hereunder (whether or not McCarthy or any other Indemnified Party is an actual or potential party to such claim, action, suit, proceeding or investigation), unless (a) such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Party from any liabilities arising out of such claim, action, suit, proceeding or investigation and (b) except to the extent authorized by the parties in writing or required by any federal or state law, rule or regulation or any decision or order of any court or regulatory authority, the parties agree that the terms of such settlement shall remain confidential.

The Company and McCarthy agree that if any indemnification or reimbursement sought pursuant to the first paragraph of this Schedule II is for any reason unavailable or insufficient to hold the Indemnified Parties harmless (except by reason of the negligence or misconduct of an Indemnified Party) then, whether or not McCarthy is the person entitled to indemnification or reimbursement, the Company and McCarthy shall contribute to the Liabilities for which such

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indemnification or reimbursement is held unavailable in such proportion as is appropriate to reflect (a) the relative benefits to the Company on the one hand and McCarthy on the other hand, in connection with the transaction to which such indemnification or reimbursement relates or (b) if the allocation provided by clause (a) above is not available, then in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (a), but also the relative fault of the parties as well as any other relevant equitable considerations; provided, however, that in no event shall the amount to be contributed by McCarthy exceed the fees actually received by McCarthy under the Agreement. The Company agrees that, for the purposes of this paragraph, the relative benefits to the Company and McCarthy of the contemplated transaction (whether or not such transaction is consummated) shall be deemed to be in the same proportion that the aggregate consideration payable, exchangeable or transferable (or contemplated to be payable, exchangeable or transferable) in such transaction bears to the fees paid or payable to McCarthy as financial advisor under the Agreement.

McCarthy agrees that it will provide Company with notice of any matter which it may seek indemnification for hereunder within thirty (30) days of McCarthy's receipt of such information reasonably indicating that a claim hereunder has occurred. If McCarthy fails to provide the Company with such notice AND the Company is prejudiced in its defense of such claim, then the Company shall be relieved of such indemnity hereunder to the extent such failure of notice by McCarthy has directly adversely affected the amount of damages.

The rights of the Indemnified Parties referred to above shall be in addition to any rights that any Indemnified Party may otherwise have.

All rights to indemnification hereunder shall survive for a period of four (4) years from the date of the Agreement.